EXHIBIT 11.1

HASBRO, INC. AND SUBSIDIARIES
Computation of Earnings Per Common Share
Nine Months Ended September 28, 2003 and September 29, 2002
(Thousands of Dollars and Shares Except Per Share Data)

	2003		2002
	-----------------		-----------------
	Basic	Diluted	Basic	Diluted
	-------	-------	-------	-------
Earnings before cumulative effect
of accounting change	$ 98,421	98,421	12,902	12,902

Effect of dilutive securities:
Change in fair value of liabilities potentially
settleable in common stock	-	-	-	-
	------------	------------	------------	------------
Adjusted earnings before cumulative
effect of accounting change	$ 98,421	98,421	12,902	12,902
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Weighted average number of shares
outstanding:
Outstanding at beginning of period	172,805	172,805	172,537	172,537
Exercise of stock options and warrants:
Actual exercise of options	554	554	155	155
Assumed exercise of options and warrants	-	5,210	-	879
Liabilities potentially settleable in
common stock	-	-	-	-
	------------	------------	------------	------------
Total	173,359	178,569	172,692	173,571
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Per common share:
Earnings before cumulative effect
of accounting change	$ 0.57	0.55	0.07	0.07
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